                                                                    Exhibit 99.1

                              Exhibit 1. A. (12)

                       Sample Hypothetical Illustrations

                           HYPOTHETICAL ILLUSTRATIONS

The following illustrations show how certain values under a sample Policy would change with different rates of fictional investment performance over an extended period of time. In particular, the illustrations show how the death benefit, cash value, and net surrender value under a Policy issued to an insured of a given age, would change over time if the premiums indicated were paid and the return on the assets in the subaccounts were a uniform gross annual rate (before any expenses) of 0%, 6% or 12%. The tables illustrate Policy values that would result based on assumptions that you pay the premiums indicated, you do not change your specified amount, and you do not take any cash withdrawals or Policy loans. Actual returns will fluctuate over time and likely will be both positive and negative. The actual values under the Policy could be significantly different from those shown even if actual returns averaged 0%, 6% and 12%, but fluctuated over and under those averages throughout the years shown. Depending on the timing and degree of fluctuation, the actual values could be substantially less than those shown, and may, under certain circumstances, result in the lapse of the Policy unless the owner pays more than the stated premium.

We based the first illustration on a Policy for an insured who is a 35 year old male in the non-tobacco use, ultimate select rate class, annual premiums of $2,000, a $165,000 specified amount and death benefit Option A. This illustration also assumes cost of insurance charges based on our current cost of insurance rates. The second illustration is based on the same factors as the first illustration, except that cost of insurance rates are based on the guaranteed cost of insurance rates (based on the 1980 Commissioners Standard Ordinary Mortality Table).

The amounts we show for the death benefits, cash values and net surrender values take into account (1) the daily charge for assuming mortality and expense risks assessed against each subaccount. This charge is equivalent to an annual charge of 0.90% of the average net assets of the subaccounts; (2) estimated daily expenses equivalent to an effective average annual expense level of 0.94% of the portfolios' average daily net assets; and (3) all applicable premium expense charges and cash value charges. The 0.94% average portfolio expense level assumes an equal allocation of amounts among the 38 subaccounts (this percentage does not include Janus Global portfolio because this portfolio is no longer available to new investors). We used annualized actual audited expenses incurred during 2001 as shown in the Portfolio Annual Expense Table in the Policy prospectus for the portfolios to calculate the average annual expense level.

Taking into account the assumed charges of 1.84%, the gross annual investment return rates of 0%, 6% and 12% are equivalent to net annual investment return rates of -1.84%, 4.16% and 10.16%.

During 2001, AEGON/Transamerica Fund Advisers, Inc. ("AEGON/Transamerica Advisers") undertook to pay those normal operating expenses of certain AEGON/Transamerica Series Fund, Inc. ("Series Fund") portfolios that exceeded a certain stated percentage of those portfolios' average daily net assets. AEGON/Transamerica Advisers has undertaken until at least April 30, 2003 to pay expenses to the extent normal operating expenses of certain portfolios of the Series Fund exceed a stated percentage of the portfolio's average daily net assets. For details on these expense limits, the amounts reimbursed by AEGON/Transamerica Advisers during 2001, and the expense ratios without the reimbursements, see the Portfolio Annual Expense Table in the Policy prospectus.


WITHOUT THESE WAIVERS AND REIMBURSEMENTS, TOTAL ANNUAL EXPENSES FOR THE PORTFOLIOS WOULD HAVE BEEN GREATER, AND THE ILLUSTRATIONS WOULD HAVE ASSUMED THAT THE ASSETS IN THE PORTFOLIOS WERE SUBJECT TO AN AVERAGE ANNUAL EXPENSE LEVEL OF 1.02%.


THE HYPOTHETICAL RETURNS SHOWN IN THE TABLES ARE PROVIDED ONLY TO ILLUSTRATE THE MECHANICS OF A HYPOTHETICAL POLICY AND DO NOT REPRESENT PAST OR FUTURE INVESTMENT RATES OF RETURN. Tax charges that may be attributable to the separate account are not reflected because we are not currently making such charges. In order to produce after tax returns of 0%, 6% or 12% if such charges are made in the future, the separate account would have to earn a sufficient amount in excess of 0%, 6% or 12% to cover any tax charges.

The "Premium Accumulated at 5%" column of each table shows the amount which would accumulate if you invested an amount equal to the premium to earn interest at 5% per year, compounded annually.

We will furnish, upon request, a comparable illustration reflecting the proposed insured's age, gender, risk classification and desired Policy features.


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                                      FEP

                  WESTERN RESERVE LIFE ASSSUARANCE CO. OF OHIO
                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
                           HYPOTHETICAL ILLUSTRATIONS
                               MALE ISSUE AGE 35

Specified Amount  $165,000                                Ultimate Select Class
Annual Premium    $2,000                                  Option Type A

                     Using Current Cost of Insurance Rates

                                                                             DEATH BENEFIT
END OF                           PREMIUMS                          ASSUMING HYPOTHETICAL GROSS AND NET
POLICY                         ACCUMULATED                              ANNUAL INVESTMENT RETURN OF
YEAR                              AT 5%                         0% (GROSS)      6% (GROSS)      12% (GROSS)
                                                               -1.92% (Net)     4.08% (Net)     10.08% (Net)
 1                                2,100                           165,000         165,000         165,000
 2                                4,305                           165,000         165,000         165,000
 3                                6,620                           165,000         165,000         165,000
 4                                9,051                           165,000         165,000         165,000
 5                               11,604                           165,000         165,000         165,000
 6                               14,284                           165,000         165,000         165,000
 7                               17,098                           165,000         165,000         165,000
 8                               20,053                           165,000         165,000         165,000
 9                               23,156                           165,000         165,000         165,000
10                               26,414                           165,000         165,000         165,000
15                               45,315                           165,000         165,000         165,000
20                               69,439                           165,000         165,000         165,000
30 (AGE 65)                     139,522                           165,000         165,000         341,535
40 (AGE 75)                     253,680                           165,000         165,000         803,961
50 (AGE 85)                     439,631                              *            239,468        2,067,851
60 (AGE 95)                     742,526                              *            359,915        5,119,018


                                         CASH VALUE                                      NET SURRENDER VALUE
END OF                         ASSUMING HYPOTHETICAL GROSS AND NET               ASSUMING HYPOTHETICAL GROSS AND NET
POLICY                             ANNUAL INVESTMENT RETURN OF                      ANNUAL INVESTMENT RETURN OF
YEAR                     0% (GROSS)         6% (GROSS)     12% (GROSS)      0% (GROSS)      6% (GROSS)      12% (GROSS)
                        -1.92% (Net)       4.08% (Net)     10.08% (Net)    -1.92% (Net)     4.08% (Net)     10.08% (Net)
 1                          1,533             1,636            1,738             253             356              459
 2                          3,032             3,334            3,648           1,669           1,970            2,285
 3                          4,496             5,095            5,744           3,048           3,647            4,296
 4                          5,926             6,922            8,046           4,394           5,391            6,515
 5                          7,312             8,808           10,566           5,697           7,193            8,950
 6                          8,654            10,755           13,323           6,955           9,055           11,623
 7                          9,950            12,761           16,341           8,167          10,977           14,557
 8                         11,201            14,831           19,647           9,334          12,963           17,779
 9                         12,386            16,944           23,249          10,434          14,993           21,298
10                         13,515            19,114           27,190          11,479          17,078           25,154
15                         18,612            31,230           53,790          18,612          31,230           53,790
20                         22,243            45,201           96,654          22,243          45,201           96,654
30 (AGE 65)                26,934            83,196          279,947          26,934          83,196          279,947
40 (AGE 75)                22,649           139,399          751,365          22,649         139,399          751,365
50 (AGE 85)                   *             228,064        1,969,382            *            228,064        1,969,382
60 (AGE 95)                   *             356,352        5,068,335            *            356,352        5,068,335

                                      FEP

                  WESTERN RESERVE LIFE ASSSUARANCE CO. OF OHIO
                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
                           HYPOTHETICAL ILLUSTRATIONS
                               MALE ISSUE AGE 35

Specified Amount   $165,000                               Ultimate Select Class
Annual Premium     $2,000                                 Option Type A

                    Using Guaranteed Cost of Insurance Rates

                                                                  DEATH BENEFIT
END OF                     PREMIUMS                    ASSUMING HYPOTHETICAL GROSS AND NET
POLICY                   ACCUMULATED                        ANNUAL INVESTMENT RETURN OF
YEAR                        AT 5%                   0% (GROSS)       6% (GROSS)      12% (GROSS)
                                                   -1.92% (Net)     4.08% (Net)      10.08% (Net)
 1                           2,100                    165,000         165,000          165,000
 2                           4,305                    165,000         165,000          165,000
 3                           6,620                    165,000         165,000          165,000
 4                           9,051                    165,000         165,000          165,000
 5                          11,604                    165,000         165,000          165,000
 6                          14,284                    165,000         165,000          165,000
 7                          17,098                    165,000         165,000          165,000
 8                          20,053                    165,000         165,000          165,000
 9                          23,156                    165,000         165,000          165,000
10                          26,414                    165,000         165,000          165,000
15                          45,315                    165,000         165,000          165,000
20                          69,439                    165,000         165,000          165,000
30 (AGE 65)                139,522                    165,000         165,000          327,215
40 (AGE 75)                253,680                      *             165,000          750,730
50 (AGE 85)                439,631                      *             165,000        1,872,023
60 (AGE 95)                742,526                      *             165,000        4,378,254


                                         CASH VALUE                                  NET SURRENDER VALUE
END OF                      ASSUMING HYPOTHETICAL GROSS AND NET              ASSUMING HYPOTHETICAL GROSS AND NET
POLICY                          ANNUAL INVESTMENT RETURN OF                      ANNUAL INVESTMENT RETURN OF
YEAR                   0% (GROSS)      6% (GROSS)      12% (GROSS)       0% (GROSS)      6% (GROSS)     12% (GROSS)
                     -1.92% (Net)     4.08% (Net)     10.08% (Net)     -1.92% (Net)    4.08% (Net)     10.08% (Net)
 1                      1,510            1,612            1,714             231             333             435
 2                      2,982            3,280            3,591           1,618           1,916           2,228
 3                      4,410            5,001            5,642           2,962           3,553           4,195
 4                      5,794            6,776            7,885           4,262           5,245           6,353
 5                      7,133            8,605           10,335           5,517           6,989           8,720
 6                      8,425           10,489           13,015           6,726           8,790          11,315
 7                      9,669           12,426           15,943           7,885          10,643          14,159
 8                     10,864           14,420           19,146           8,996          12,553          17,278
 9                     12,007           16,469           22,650          10,056          14,518          20,698
10                     13,101           18,576           26,487          11,065          16,541          24,451
15                     18,047           30,365           52,431          18,047          30,365          52,431
20                     21,222           43,630           94,011          21,222          43,630          94,011
30 (AGE 65)            17,890           73,158          268,209          17,890          73,158         268,209
40 (AGE 75)              *             102,243          701,616             *           102,243         701,616
50 (AGE 85)              *             121,247        1,782,879             *           121,247       1,782,879
60 (AGE 95)              *              62,305        4,334,905             *            62,305       4,334,905